Exhibit 17.1

James M. Learish

December 8, 2009

Brian R. Balbirnie

CEO

Issuer Direct Corporation

201 Shannon Oaks Circle

Cary, NC 27518

Dear Brian Balbirnie:

It is with regret that I tender my resignation from the Issuer Direct Corporation board of directors, effective immediately.

I am grateful for having had the opportunity to serve on the board of this fine organization for the past 2 years, and I offer my best wishes for its continued success.

Sincerely,

/s/ James M. Learish

James M. Learish

Director